UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2014

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3030 N Rocky Point Drive W, Suite 150, Tampa, FL

(Address of principal executive offices) (Zip code)

(813) 418-5250

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “Deer Valley” and the “Company” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc., an Alabama corporation, Deer Valley Finance, Corp., a Florida corporation, and Deer Valley Home Repair Services, Inc., a Florida corporation.

Item 8.01.	Other Events

On September 3, 2014, Peerless Systems Corporation (“Peerless”) entered into a Stock Purchase Agreement (the “SPA”) by and among Vicis Capital Master Fund (“Vicis”), a Cayman Island unit trust managed by Vicis Capital, LLC and Deer Valley Corporation (the “Company”), a Florida corporation.

Pursuant to the terms and conditions of the SPA, Vicis and the Company have agreed to sell, and Peerless has agreed to purchase collectively 12,436,458 shares of Deer Valley’s common stock, representing approximately 80% of its issued and outstanding shares, for an aggregate purchase price of $3,681,900 (the “Purchased Shares”). The Purchased Shares are comprised of 12,310,458 shares owned by Vicis and 126,000 shares held in treasury by the Company. The transaction contemplated by the SPA is expected to close prior to September 30, 2014, and is contingent upon satisfaction of customary closing conditions and consents. The source of funds for the purchase price is from cash-on-hand of Peerless.

The SPA contains representations, warranties and covenants of the parties customary for transactions of this type. Until the earlier of the termination of the SPA and the consummation of the transaction, the Company has agreed to operate its business and the business of its subsidiaries in the ordinary course and has agreed to certain other operating covenants, as set forth more fully in the SPA. Vicis and the Company have agreed to cease all existing, and not to solicit or initiate, discussions with third parties regarding other proposals to acquire the Company.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K: None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	/s/ Charles G. Masters
Name:	Charles G. Masters
Title:	President, Chief Executive Officer
Dated:	September 4, 2014

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